U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Aaron                   James                 G.
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(Last)                 (First)             (Middle)

10 Muncy Drive
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(Street)

West Long Branch            NJ                 07764
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(City)                    (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

MediHut Co., Inc. ("MHUT")

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Statement for Month/Year

December 11, 2002

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]  Director                        [_]  10% Owner
   [_]  Officer (give title below)      [_]  Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

   [X]  Form filed by one Reporting Person
   [_]  Form filed by more than one Reporting Person

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

======================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                 or Beneficially Owned
======================================================================================================================
----------------------------------------------------------------------------------------------------------------------
1. Title of     2. Transaction    2A. Deemed        3.           4.           5. Amount of   6.           7. Nature
Security        Date              Execution Date    Transaction  Securities   Securities     Ownership    of
(instr. 3)      (Month/Day/Year)  if any            Code         Acquired     beneficially   Form:        Indirect
                                  (Month/Day/Year)  (instr. 8)   (A) or       owned          Direct (D)   Beneficial
                                                                 Disposed     following      or           Ownership
                                                                 of (D)       reported       Indirect     (inst. 4)
                                                                 (instr. 3,   Transaction(s) (I)
                                                                 4 and 5)     (instr. 3      (instr. 4)
                                                                              and 4)
----------------------------------------------------------------------------------------------------------------------
Common Stock    02/15/02                            P            A 10,000     52,500 (1)(2)  I            (1) (2)
                                                                 (1)(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock    02/19/02                            P            A 10,000     62,500         I            (1) (2)
                                                                 (1)(2)       (1)(2)
----------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)

                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

======================================================================================================================

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1. Title of           2. Conversion      3. Transaction      3A. Deemed         4. Transaction      5. Number of
Derivative Security   or Exercise        Date                Execution Date,    Code (instr. 8)     Derivative
(instr. 3)            price of           (month/Day/Year)    if any                                 Securities
                      Derivative                             (month/day/year)                       Acquired (A) or
                      Security                                                                      Disposed of (D)
                                                                                                    (instr. 3, 4 and
                                                                                                    5)
----------------------------------------------------------------------------------------------------------------------

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
----------------------------------------------------------------------------------------------------------------------
6. Date               7. Title and       8. Price of         9. Number of       10. Ownership       11. Nature of
exercisable and       amount of          derivative          derivative         form of             Indirect
expiration date       underlying         security (inst. 5)  securities         derivative          Beneficial
(month/day/year)      securities                             beneficially       security: Direct    Ownership
                      (instr. 3 and 4)                       owned at end of    (D) or Indirect     (instr. 4)
                                                             month (instr. 4)   (I) (instr. 4)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(2) Shares registered in the name of the Aaron Family Limited Partnership, of which the reporting person is a partner. The reporting person disclaims beneficial ownership of these securities except to the extent of his 12 1/2% partnership interest

/s/ James G. Aaron                                         December 11, 2002
----------------------------------------------------       -----------------
**Signature of Reporting Person                                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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